SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


                     Date of Report:  December 19, 1997



               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company







77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code:(415) 973-7000

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Item 5.  Other Events

The following information includes forward-looking statements that involve a number of risks, uncertainties, and assumptions.
A number of factors which could cause actual results to differ materially from those indicated in the forward-looking statements are described in more detail below. Words such as "expects," "intends," "plans," and similar expressions identify those statements which are forward-looking.

A.  Electric Industry Restructuring

     1. Rate Reduction Bonds

On December 8, 1997, a special purpose trust established by the California Infrastructure and Economic Development Bank issued $2.9 billion of rate reduction bonds on behalf of Pacific Gas and Electric Company, a subsidiary of PG&E Corporation, in connection with electric industry restructuring in California. The bonds were issued in eight classes with maturities ranging from six months to nine and a half years. These rate reduction bonds will facilitate a 10 percent reduction in electric rates for residential and small commercial customers, effective January 1, 1998.

Pacific Gas and Electric Company will collect a separate nonbypassable tariff on behalf of the bondholders to recover principal, interest, and related costs over the life of the bonds from residential and small commercial customers. In exchange for the bond proceeds, Pacific Gas and Electric Company has sold its right to be paid the revenues from this separate tariff to an affiliated entity. The bonds are secured by the future revenue from the separate tariff and not by Pacific Gas and Electric Company's assets. The bonds are reflected as debt on Pacific Gas and Electric Company's balance sheet.

On December 4, 1997, the California Supreme Court denied a petition, which had been filed by various public interest groups, including The Utility Reform Network (TURN), for a writ of review of the California Public Utilities Commission's (CPUC) September
3, 1997, decision approving the sale of the bonds.

     2.   Affiliate Transactions Proceeding

On December 16, 1997, the CPUC approved an administrative law judge's proposed decision (with modifications) in the affiliate transactions proceeding, which adopted rules governing transactions between California's natural gas local distribution and electric utility companies and their non-regulated affiliates that provide energy or energy-related services within a utility's service territory. This decision will permit non-regulated affiliates of regulated utilities (such as PG&E Energy Services Corporation, the non-regulated energy marketing subsidiary of PG&E Corporation) to compete in the affiliated utility's service territory, and will also permit non-regulated affiliates to use

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the same name and logo of their affiliated utility, provided the affiliate includes certain designated disclaimer language which emphasizes the separateness of the entities and that the affiliate is not regulated by the CPUC.

In adopting the decision, the CPUC rejected an alternate proposal that would have limited the electric utility's transactions with any non-regulated affiliate offering direct access within the utility's service territory so that the utility's affiliate would not have a greater than 20 percent market share for each customer class (based on volume) among those customers choosing direct access. Another alternate proposal, which had proposed to ban the non-regulated affiliate from offering direct access to customers in the affiliated utility's service territory for at least a two-year period and which had proposed to prohibit the affiliate from using the utility's corporate name and logo, was withdrawn.

The final CPUC decision adopts complex and detailed rules requiring the separation of regulated utilities and their non-regulated affiliates, through the maintenance of separate books and records, physical separation of facilities, and the separation of certain functions, such as computer information systems and marketing, among others. The decision also contains rules regarding disclosure and use of information among the affiliates and prohibits the utility from engaging in certain practices which would discriminate against energy service providers which compete with the utility's non-regulated affiliate.

Pacific Gas and Electric Company is required to file a plan detailing how it plans to comply with the new affiliate transactions rules with the CPUC by December 31, 1997.

B.   CPUC Regulatory Proceedings

     1.   General Rate Case

On December 12, 1997, Pacific Gas and Electric Company filed its Test Year 1999 General Rate Case (GRC) application with the CPUC, requesting increases in electric and gas base revenues of $693 million and $501 million, respectively, over current authorized base revenues to be effective January 1, 1999. The requested increase in base revenues to begin January 1, 1999, reflects increasing levels of electric and gas demand as well as customer growth in the service territory, the costs of enhanced maintenance activities, and increased capital expenditures. During the GRC, which occurs every three years, the CPUC examines Pacific Gas and Electric Company's costs and operations to determine the amount of base revenues Pacific Gas and Electric Company is authorized to collect from ratepayers. Base revenues recover Pacific Gas and Electric Company's non-fuel-related operating and maintenance costs, depreciation, taxes, and a

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return on invested capital.  Pacific Gas and Electric Company's last GRC adopted revenues based on a 1996 Test Year.

The requested increase of $693 million in electric base revenues will not increase customer electric rates because these rates will continue to be frozen at the 1996 levels (except that rates for residential and small commercial customers will be reduced by 10 percent on January 1, 1998, and thereafter will be frozen at the reduced level). The rate freeze, mandated by the California electric industry restructuring legislation, will continue until the earlier of March 31, 2002, or when Pacific Gas and Electric Company recovers its transition costs. (In general, transition costs represent the costs of utilities' generation-related assets and obligations which prove to be uneconomic in the new competitive framework.)

Under the frozen electric rates, only the portion of total revenue which exceeds authorized base revenues and certain other authorized revenue requirements is available, through collection from ratepayers as the competition transition charge or CTC, to recover transition costs. Therefore, increases in base revenues will reduce the amount of revenue available for collection as CTC to recover transition costs.

The GRC electric revenue request includes proposed funding for system reliability and safety projects, including increased distribution capacity (poles, wires, substations, etc.), equipment inspection and maintenance, and a continuation of tree-trimming programs; and enhanced customer service and information technology systems. Since the Federal Energy Regulatory Commission (FERC) will authorize the rates to be collected from customers for electric transmission services, the GRC application does not seek approval of revenues to recover the cost of transmission services.

Gas customers would experience an increase in gas distribution rates if the CPUC approves the requested gas revenue increase. The GRC gas revenue request includes proposed funding for distribution system safety and reliability improvements, increased depreciation costs of the gas pipeline system, expanded customer service, and expanded customer and other information systems. The requested increase in gas base revenues will not result in an increase in customer gas transmission and storage rates, since gas transmission and storage rates for the period from March 31, 1998, through December 2002 have already been established by the Gas Accord Settlement, the multi-party settlement agreement approved by the CPUC on August 1, 1997.

In the GRC application, Pacific Gas and Electric Company estimated its 1999 weighted average rate base for electric operations (excluding facilities for nuclear operations and FERC-regulated transmission services) to be approximately $9.211 billion and for gas operations (excluding facilities for storage and transmission services) to be approximately $2.249 billion.

The rate base is the amount of PG&E's net investment in facilities, equipment, and other property (with the exceptions

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noted above) used to provide CPUC-regulated electric and gas services. The authorized rate of return is calculated on rate base.

It is expected that public hearings on the 1999 GRC will be scheduled for early spring 1998 and that a final decision will be issued by the CPUC in December 1998.

     2. Cost of Capital

On December 16, 1997, the CPUC issued a decision in Pacific Gas and Electric Company's 1998 Cost of Capital proceeding, which reduces the return on common equity (ROE) from 11.6 percent to
11.2 percent and reduces the overall authorized return on utility rate base from 9.45 percent to 9.17 percent in 1998. The CPUC granted Pacific Gas and Electric Company's request to maintain the company's current authorized capital structure of long-term debt (46.2 percent), preferred stock (5.8 percent), and common equity (48 percent).

The CPUC authorized the following cost of capital:

                         Ratio       Cost   Weighted Costs
Long-term debt          46.20%      7.36%            3.40%
Preferred stock          5.80%      6.65%            0.39%
Common stock equity     48.00%     11.20%            5.38%
Total                  100.00%                       9.17%


As compared to current levels, the decision will decrease Pacific Gas and Electric Company's annual electric and gas authorized revenues by approximately $25 million and $9 million, respectively, effective January 1, 1998. These amounts reflect only the reduced return on Pacific Gas and Electric Company's electric and gas distribution assets. As previously disclosed, on November 19, 1997, the CPUC reduced the authorized rate of return on common equity for Pacific Gas and Electric Company's non-nuclear electric generation-related assets, including hydroelectric facilities, to 6.77 percent from the previously authorized rate of 11.6 percent. In addition, the authorized rate of return for electric transmission assets will be determined by the FERC at a later date. Gas transmission and storage rates have been set in the Gas Accord.

Pacific Gas and Electric Company's electric rates will not reflect the decreased revenue requirement because rates will continue to be frozen at their current levels after January 1, 1998 (except for rates for residential and small commercial customers which will be reduced by 10 percent and thereafter frozen at the reduced level). Therefore, the electric revenue requirement decrease will result in an increase in the amount of revenue available to Pacific Gas and Electric Company (collectible from ratepayers as the competition transition charge or CTC) for recovery of transition costs.

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C.  Common Stock Repurchase Authorization

On December 17, 1997, the Board of Directors of PG&E Corporation authorized the repurchase of PG&E Corporation common stock through January 1, 2000, in the aggregate amount of $1 billion plus approximately $750 million, the amount of the authorization remaining under the repurchase program adopted by the Board of Directors on March 19, 1997. Shares will be repurchased to manage the overall balance of common stock in PG&E Corporation's capital structure. Stock repurchases may be implemented through a variety of methods, including open market share repurchases, block transactions, privately negotiated share repurchases, accelerated share repurchase programs, forward repurchase agreements, or other similar facilities.
PG&E Corporation may also enter into various hedging transactions in connection with its stock repurchase program.

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                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                          PG&E CORPORATION
                                 and
                          PACIFIC GAS AND ELECTRIC COMPANY




                                  CHRISTOPHER P. JOHNS
                          By ________________________________
                                  CHRISTOPHER P. JOHNS
                               Vice President and Controller
                               (PG&E Corporation)
                               Vice President and Controller
                               (Pacific Gas and Electric Company)

Dated: December 19, 1997